Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

NORTH FORK BANCORPORATION, INC.

and

CAPITAL ONE FINANCIAL CORPORATION

_____________________

DATED AS OF MARCH 12, 2006

i

 (continued)

 (continued)

 (continued)

		Page

9.7	Entire Agreement	56
9.8	Governing Law; Jurisdiction	57
9.9	Publicity	57
9.10	Assignment; Third Party Beneficiaries	57

Exhibit A – North Fork Option Agreement
Exhibit B – Capital One Option Agreement
Exhibit C – Form of Affiliate Letter

INDEX OF DEFINED TERMS

Section

2005 10-K	3.5(c)
Adjusted Option	1.6(a)
Agency (Agencies)	3.16(d)
Agreement	Preamble
BHC Act	3.1(b)
Broker-Dealer Subsidiary	3.21(a)
Capital One	Preamble
Capital One By-laws	4.1(a)
Capital One Capitalization Date	4.2(a)
Capital One Certificate	4.1(a)
Capital One Closing Price	1.4(c)
Capital One Common Stock	1.4(a)
Capital One Contract	4.13(a)
Capital One Disclosure Schedule	Art. IV
Capital One Leased Properties	4.16
Capital One Option Agreement	Recitals
Capital One Owned Properties	4.16
Capital One Preferred Stock	4.2(a)
Capital One Real Property	4.16
Capital One Regulatory Agreement	4.5(b)
Capital One Requisite Regulatory Approvals	7.2(d)
Capital One Restricted Share Right	1.6(b)
Capital One SEC Reports	4.5(c)
Capital One Share Unit	1.6(c)
Capital One Stock Plans	4.2(a)
Capital One Subsidiary	3.1(c)
Cash Component	1.4(c)
Cash Consideration	1.4(c)(i)
Cash Conversion Number	1.5(a)
Cash Election	1.4(c)(i)
Cash Election Number	1.5(b)(i)
Cash Election Shares	1.4(c)(i)
Certificate	1.4(d)
Certificate of Merger	1.2
Claim	6.7(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.2(b)
Covered Employees	6.6(a)
Derivative Transactions	3.14(a)
DGCL	1.1(a)
Dissenting Shares	1.4(f)

v

DPC Common Shares	1.4(b)
Draft 10-K	3.5(c)
Effective Time	1.2
Election	2.1(a)
Election Deadline	2.1(d)
ERISA	3.11(a)
Exchange Act	3.5(c)
Exchange Agent	2.1(d)
Exchange Agent Agreement	2.1(d)
Exchange Fund	2.2
Exchange Ratio	1.4(c)
FDIC	3.1(d)
Federal Reserve Board	3.4
Form ADV	3.20(f)
Form BD	3.21(b)
Form of Election	2.1(b)
Form S-4	3.4
GAAP	3.1(c)
Governmental Entity	3.4
Holder	2.1
HSR Act	3.4
Indemnified Parties	6.7(a)
Injunction	7.1(d)
Insurance Amount	6.7(c)
Intellectual Property	3.18
Investment Advisers Act	3.20(a)
Investment Company Act	3.20(a)
IRS	3.10(a)
Joint Proxy Statement	3.4
Letter of Transmittal	2.3(a)
Liens	3.2(b)
Loans	3.16(a)
Material Adverse Effect	3.8(a)
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Recitals
Merger Consideration	1.4(c)
Non-Election Shares	1.4(c)(iii)
North Fork	Preamble
North Fork Advisory Client	3.20(a)
North Fork Advisory Contract	3.20(a)
North Fork Advisory Entity	3.20(a)
North Fork Alternative Proposal	6.11(a)
North Fork Alternative Transaction	6.11(a)
North Fork Benefit Plans	3.11(a)
North Fork By-laws	3.1(b)

vi

North Fork Capitalization Date	3.2(a)
North Fork Certificate	3.1(b)
North Fork Common Stock	1.4(b)
North Fork Contract	3.13(a)
North Fork Criticized Assets	3.14(c)
North Fork Deferred Shares	1.6(c)
North Fork Disclosure Schedule	Art. III
North Fork Fund Client	3.20(a)
North Fork Leased Properties	3.17
North Fork Option Agreement	Recitals
North Fork Options	1.6(a)
North Fork Owned Properties	3.17
North Fork Preferred Stock	3.2(a)
North Fork Real Property	3.17
North Fork Regulatory Agreement	3.5(b)
North Fork Requisite Regulatory Approvals	7.3(d)
North Fork Restricted Shares	1.6(b)
North Fork SEC Reports	3.5(c)
North Fork Stock Plans	1.6(a)
North Fork Subsidiary	3.1(c)
NYSBD	3.4
NYSE	1.4(c)
Option Agreements	Recitals
Other Regulatory Approvals	3.4
Performance Plan	3.11(h)
Permitted Encumbrances	3.17
Per Share Amount	1.4(c)
Policies, Practices and Procedures	3.15(b)
Pool	3.16(g)
Regulatory Agencies	3.5(a)
Sarbanes-Oxley Act	3.5(c)
SBA	3.4
SEC	3.4
Securities Act	3.2(a)
Shortfall Number	1.5(b)(ii)
Sponsored	3.20(a)
SRO	3.4
Stock Consideration	1.4(c)(ii)
Stock Election	1.4(c)(ii)
Stock Election Shares	1.4(c)(ii)
Subsidiary	3.1(c)
Surviving Corporation	Recitals
Takeover Statutes	3.22
Tax(es)	3.10(b)
Tax Return	3.10(c)

vii

Trust Account Common Shares	1.4(b)
Voting Debt	3.2(a)

viii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 12, 2006 (this “Agreement”), by and between NORTH FORK BANCORPORATION, INC., a Delaware corporation (“North Fork”), and CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation (“Capital One”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of North Fork and Capital One have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which North Fork will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Capital One (the “Merger”), so that Capital One is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”); and

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, as an inducement and condition to the entrance of Capital One into this Agreement, North Fork is granting to Capital One an option pursuant to a stock option agreement in the form set forth in Exhibit A (the “North Fork Option Agreement”); and

WHEREAS, as an inducement and condition to the entrance of North Fork into this Agreement, Capital One is granting to North Fork an option pursuant to a stock option agreement in the form set forth in Exhibit B (the “Capital One Option Agreement” and, together with the North Fork Option Agreement, the “Option Agreements”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1          The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, North Fork shall merge with and into Capital One. Capital One shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of North Fork shall cease.

1

(b)          Capital One may at any time change the method of effecting the combination (including by providing for the merger of North Fork and a wholly owned subsidiary of Capital One) if and to the extent requested by Capital One and consented to by North Fork (such consent not to be unreasonably withheld); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to North Fork’s stockholders or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2          Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger, which, if the Closing Date is September 29, 2006 or October 31, 2006, shall be 12:01 a.m. on the first day of the month immediately following the Closing Date.

1.3          Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

1.4          Conversion of North Fork Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Capital One, North Fork or the holder of any of the following securities:

(a)          Each share of common stock, par value $0.01 per share, of Capital One (the “Capital One Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)          All shares of common stock, par value $0.01 per share, of North Fork issued and outstanding immediately prior to the Effective Time (the “North Fork Common Stock”) that are owned by North Fork or Capital One (other than shares of North Fork Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of North Fork Common Stock held, directly or indirectly, by North Fork or Capital One in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Capital One or other consideration shall be delivered in exchange therefor.

(c)          Subject to Sections 1.4(e) and 1.5, each share of North Fork Common Stock, except for shares of North Fork Common Stock owned by North Fork or Capital One (other than Trust Account Common Shares and DPC Common Shares), shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in Section 2.1, into the right to receive the following, without interest:

(i)           for each share of North Fork Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Cash Election”), the right to receive in cash from Capital One an amount (the “Cash Consideration”) equal to the Per Share Amount (collectively, the “Cash Election Shares”);

2

(ii)          for each share of North Fork Common Stock with respect to which an election to receive Capital One Common Stock has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Stock Election”), the right to receive from Capital One the fraction of a share of Capital One Common Stock (the “Stock Consideration”) as is equal to the Exchange Ratio (collectively, the “Stock Election Shares”); and

(iii)        for each share of North Fork Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Article II (collectively, the “Non-Election Shares”), the right to receive from Capital One such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 1.5(b).

“Exchange Ratio” shall mean the quotient, rounded to the nearest one ten thousandth, of (A) the Per Share Amount divided by (B) the Capital One Closing Price.

“Per Share Amount” shall mean the sum, rounded to the nearest one-tenth of a cent, of (A) $11.25 plus (B) the product, rounded to the nearest one tenth of a cent, of 0.2216 (the “Share Ratio”) times the Capital One Closing Price.

“Capital One Closing Price” shall mean the average, rounded to the nearest one tenth of a cent, of the closing sale prices of Capital One Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time.

“Cash Component” shall mean $5.2 billion.

The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(d)          All of the shares of North Fork Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of North Fork Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of North Fork Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of North Fork Common Stock become entitled in accordance with Section 2.3(c).

(e)          If, between the date of this Agreement and the Effective Time, the outstanding shares of Capital One Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Share Ratio.

(f)           Notwithstanding any other provision contained in this Agreement, no shares of North Fork Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised such stockholder’s appraisal rights

3

(any such shares being referred to herein as “Dissenting Shares”) under Section 262 of the DGCL shall be converted into the right to receive the Merger Consideration as provided in Section 1.4(c) and instead shall be entitled to such rights (but only such rights) as are granted by Section 262 of the DGCL (unless and until such stockholder shall have failed to perfect, or shall have effectively withdrawn or lost, such stockholder’s right to dissent from the Merger under the DGCL) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. If any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right prior to the Election Deadline, each of such holder’s shares of North Fork Common Stock shall thereupon be deemed to be Non-Election Shares for all purposes of this Agreement, unless such stockholder shall thereafter otherwise make a timely Election under this Agreement. If any holder of Dissenting Shares shall have so failed to perfect or has effectively withdrawn or lost such stockholder’s right to dissent from the Merger after the Election Deadline, each of such holder’s shares of North Fork Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Stock Consideration or the Cash Consideration, or a combination thereof, as determined by Capital One in its sole discretion. North Fork shall give Capital One (i) prompt notice of any notice or demand for appraisal or payment for shares of North Fork Common Stock received by North Fork and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand or notices. North Fork shall not, without the prior written consent of Capital One, make any payment with respect to, or settle, offer for settle or otherwise negotiate any such demands.

1.5	Proration.

(a)          Notwithstanding any other provision contained in this Agreement, the total number of shares of North Fork Common Stock (including North Fork Restricted Shares) to be converted into Cash Consideration pursuant to Section 1.4 (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Conversion Number”) shall be equal to the quotient obtained by dividing (x) the Cash Component by (y) the Per Share Amount. All other shares of North Fork Common Stock shall be converted into Stock Consideration (other than shares of North Fork Common Stock to be cancelled as provided in Section 1.4(b)).

(b)          Within five business days after the Effective Time, Capital One shall cause the Exchange Agent (as defined below) to effect the allocation among holders of North Fork Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)           If the aggregate number of shares of North Fork Common Stock with respect to which Cash Elections shall have been made (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash

4

Election Number (with the Exchange Agent to determine, consistent with Section 1.5(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii)          If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A)         If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 1.5(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(B)         If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with Section 1.5(a), whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

1.6	Stock Options and Other Stock-Based Awards.

(a)          As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of North Fork Common Stock granted to employees or directors of North Fork or any of its Subsidiaries under any of the North Fork Bancorporation, Inc. 1989 Executive Management Compensation Plan, North Fork Bancorporation, Inc. 1994 Key Employee Stock Plan, North Fork Bancorporation, Inc. 1999 Stock Compensation Plan, North Fork Bancorporation, Inc. 1998 Stock Compensation Plan, North Fork Bancorporation, Inc. 1997 Non-Officer Stock Plan, North Fork Bancorporation, Inc. 2003 Stock Compensation Plan, JSB Financial, Inc. 1996 Stock Option Plan, Reliance Bancorp, Inc. 1994 Incentive Stock Option Plan, Reliance Bancorp, Inc. Amended and Restated Incentive Stock Option Plan, GreenPoint Financial Corp. 1999 Stock Incentive Plan, Headlands Mortgage

5

Company 1997 Executive and Non-Employee Director Stock Plan, GreenPoint Financial Corp. Amended and Restated 1994 Stock Incentive Plan, GreenPoint Financial Corp. 2001 Stock Plan, North Fork Bancorporation, Inc. New Employee Stock Compensation Plan, North Fork Bancorporation, Inc. 2004 Outside Directors Stock in Lieu of Fees Plan and GreenPoint Bank 1993 Director’s Deferred Fee Stock Unit Plan, all as amended and the award agreements thereunder (collectively, the “North Fork Stock Plans”) that is outstanding immediately prior to the Effective Time (collectively, the “North Fork Options”) shall be converted into an option (an “Adjusted Option”) to purchase, on the same terms and conditions as applied to each such North Fork Option immediately prior to the Effective Time (taking into account any accelerated vesting of such North Fork Options in accordance with the terms thereof), the number of whole shares of Capital One Common Stock that is equal to the number of shares of North Fork Common Stock subject to such North Fork Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Capital One Common Stock (rounded up to the nearest whole cent) equal to the exercise price for each such share of North Fork Common Stock subject to such North Fork Option immediately prior to the Effective Time divided by the Exchange Ratio.

(b)          As of the Effective Time, each restricted share of North Fork Common Stock granted to any employee or director of North Fork or any of its Subsidiaries under a North Fork Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “North Fork Restricted Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive (the “Capital One Restricted Share Right”), on the same terms and conditions as applied to each such North Fork Restricted Share immediately prior to the Effective Time (including the same transfer restrictions taking into account any accelerated vesting of such North Fork Restricted Shares), the Merger Consideration determined in accordance with Sections 1.4 and 1.5 of this Agreement based on the holder’s election in accordance with Section 2.1 of this Agreement, and treating such North Fork Restricted Shares in the same manner as all other shares of North Fork Common Stock for such purposes; provided, however, that, upon the lapsing of restrictions with respect to each such Capital One Restricted Share Right in accordance with the terms applicable to the corresponding North Fork Restricted Share immediately prior to the Effective Time, Capital One shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local tax law with respect to the lapsing of such restrictions.

(c)          As of the Effective Time, each deferred share with respect to shares of North Fork Common Stock granted to any employee or director of North Fork or any of its Subsidiaries under a North Fork Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “North Fork Deferred Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a deferred share unit, on the same terms and conditions as applied to each such North Fork Deferred Shares immediately prior to the Effective Time (taking into account any accelerated vesting of such North Fork Deferred Shares in accordance with the terms thereof), with respect to the number of shares of Capital One Common Stock that is equal to the number of shares of North Fork Common Stock subject to the North Fork Deferred Shares immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share) (a “Capital One Share Unit”).

6

(d)          As of the Effective Time, Capital One shall assume the obligations and succeed to the rights of North Fork under the North Fork Stock Plans with respect to the Adjusted Options, the Capital One Restricted Share Rights and the Capital One Share Units. North Fork and Capital One agree that prior to the Effective Time each of the North Fork Stock Plans shall be amended, to the extent possible without requiring stockholder approval of such amendments, (i) if and to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement, including, but not limited to, the conversion of North Fork Options, North Fork Restricted Shares, North Fork Deferred Shares and each restricted share unit with respect to shares of North Fork Common Stock granted to any employee or director of North Fork or any of its Subsidiaries under a North Fork Stock Plan that is outstanding immediately prior to the Effective Time pursuant to paragraphs (a), (b) and (c) above and the substitution of Capital One for North Fork thereunder to the extent appropriate to effectuate the assumption of such North Fork Stock Plans by Capital One and (ii) to preclude any automatic or formulaic grant of options, restricted shares or other awards thereunder on or after the date hereof. From and after the Effective Time, all references to North Fork (other than any references relating to a “change in control” of North Fork) in each North Fork Stock Plan and in each agreement evidencing any award of North Fork Options or North Fork Restricted Shares shall be deemed to refer to Capital One, unless Capital One determines otherwise.

(e)          Capital One shall take all action reasonably necessary or appropriate to have available for issuance or transfer a sufficient number of shares of Capital One Common Stock for delivery upon exercise of the Adjusted Options or settlement of the Capital One Share Units. Promptly after the Effective Time, Capital One shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Capital One Common Stock necessary to fulfill Capital One’s obligations under this paragraph (e).

1.7          Certificate of Incorporation of Capital One. At the Effective Time, the Capital One Certificate (as defined in Section 4.1) shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8          Bylaws of Capital One. At the Effective Time, the Capital One By-laws (as defined in Section 4.1) shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9          Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1          Election Procedures. Each holder of record of shares of North Fork Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

7

(a)          Each Holder may specify in a request made in accordance with the provisions of this Section 2.1 (herein called an “Election”) (i) the number of shares of North Fork Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of North Fork Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b)          Capital One shall prepare a form reasonably acceptable to North Fork (the “Form of Election”) which shall be mailed to record holders of North Fork Common Stock so as to permit those holders to exercise their right to make an Election prior to the Election Deadline.

(c)          Capital One shall make the Form of Election initially available not less than twenty (20) business days prior to the anticipated Election Deadline and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder of North Fork who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline.

(d)          Any Election shall have been made properly only if the person authorized to receive Elections and to act as exchange agent under this Agreement, which person shall be a bank or trust company selected by Capital One and reasonably acceptable to North Fork (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into prior to the mailing of the Form of Election to North Fork stockholders, shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of North Fork Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Capital One, in its sole discretion. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the later of (1) the date of the meeting of North Fork stockholders pursuant to Section 6.3 and (2) the earlier of (i) the date that Capital One and North Fork shall agree is as near as practicable to five (5) business days prior to the expected Closing Date taking into account Capital One’s intention to minimize the impact of limitations under applicable law that might apply during the period from the initial mailing of the Forms of Election until the Election Deadline and (ii) September 1, 2006; provided that if it appears that the Closing Date will not take place on or prior to October 13, 2006, the parties shall in good faith discuss whether such September 1, 2006 date should be deferred to an appropriate later date. North Fork and Capital One shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(e)          Any North Fork stockholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. Subject to the terms of the Exchange Agent Agreement, if Capital One shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of

8

North Fork Common Stock (neither Capital One nor North Fork nor the Exchange Agent being under any duty to notify any stockholder of any such defect), such Election shall be deemed to be not in effect, and the shares of North Fork Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f)           Any North Fork stockholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from Capital One or North Fork that this Agreement has been terminated in accordance with Article VIII.

(g)          Subject to the terms of the Exchange Agent Agreement, Capital One, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any North Fork stockholder with the Election procedures set forth herein, (ii) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 1.5, (iii) the issuance and delivery of certificates representing the whole number of shares of Capital One Common Stock into which shares of North Fork Common Stock are converted in the Merger and (iv) the method of payment of cash for shares of North Fork Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Capital One Common Stock.

2.2          Deposit of Merger Consideration. At or prior to the Effective Time, Capital One shall deposit, or shall cause to be deposited, with the Exchange Agent, (i) certificates representing the number of shares of Capital One Common Stock sufficient to deliver, and Capital One shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (ii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f)) (collectively, the “Exchange Fund”) and Capital One shall instruct the Exchange Agent to timely pay the Cash Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement.

2.3	Delivery of Merger Consideration.

(a)          As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of North Fork Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Capital One Common Stock to be issued or paid in consideration therefor who did not properly complete and submit an Election Form, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s))) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and

9

any cash in lieu of fractional shares of Capital One Common Stock to be issued or paid in consideration therefor in accordance with Section 2.3(f) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b)          Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Form of Election or a properly completed Letter of Transmittal, a holder of North Fork Common Stock will be entitled to receive, promptly after the Effective Time, the Merger Consideration (elected or deemed elected by it, subject to, and in accordance with Sections 1.4 and 1.5) and any cash in lieu of fractional shares of Capital One Common Stock to be issued or paid in consideration therefor in respect of the shares of North Fork Common Stock represented by its Certificate(s). Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Capital One Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)          No dividends or other distributions with respect to Capital One Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Capital One Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Capital One Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Capital One Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Capital One Common Stock issuable with respect to such Certificate.

(d)          In the event of a transfer of ownership of a Certificate representing North Fork Common Stock that is not registered in the stock transfer records of North Fork, the proper amount of cash and/or shares of Capital One Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such North Fork Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Capital One that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Capital One) shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, any cash in lieu of fractional shares of Capital One Common Stock, cash dividends or distributions payable pursuant to Section 2.3(c) hereof and any other cash amounts otherwise payable pursuant to this Agreement to any holder of North Fork Common Stock such amounts as the Exchange Agent or Capital One, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Capital One, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to

10

the holder of shares of North Fork Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Capital One, as the case may be.

(e)          After the Effective Time, there shall be no transfers on the stock transfer books of North Fork of any shares of North Fork Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of North Fork Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Capital One Common Stock to be issued or paid in consideration therefor in accordance with Section 1.5 and the procedures set forth in this Article II.

(f)           Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Capital One Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Capital One Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Capital One. In lieu of the issuance of any such fractional share, Capital One shall pay to each former stockholder of North Fork who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Capital One Closing Price by (ii) the fraction of a share (after taking into account all shares of North Fork Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Capital One Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g)          Any portion of the Exchange Fund that remains unclaimed by the stockholders of North Fork as of the first anniversary of the Effective Time shall be paid to Capital One. Any former stockholders of North Fork who have not theretofore complied with this Article II shall thereafter look only to Capital One with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Capital One Common Stock deliverable in respect of each share of North Fork Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Capital One, North Fork, the Exchange Agent or any other person shall be liable to any former holder of shares of North Fork Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)          In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Capital One or the Exchange Agent, the posting by such person of a bond in such amount as Capital One may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NORTH FORK

11

Subject to Section 9.2 and except as disclosed in the disclosure schedule (the “North Fork Disclosure Schedule”) delivered by North Fork to Capital One prior to the execution of this Agreement (which schedule sets forth, among other things, items, the disclosure of which is necessary or appropriate, either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of North Fork’s covenants, provided, however, that disclosure in any section of such North Fork Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, and provided further that notwithstanding anything in this Agreement to the contrary, no item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2), North Fork hereby represents and warrants to Capital One as follows:

3.1	Corporate Organization.

(a)          North Fork is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. North Fork has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)          North Fork is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the Certificate of Incorporation of North Fork, as amended (the “North Fork Certificate”), and the By-laws of North Fork (the “North Fork By-laws”), as in effect as of the date of this Agreement, have previously been made available to Capital One.

(c)          Each North Fork Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. As used in this Agreement, the word “Subsidiary” when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “North Fork Subsidiary” and “Capital One Subsidiary” shall mean any direct or indirect Subsidiary of North Fork or Capital One, respectively.

(d)          The deposit accounts of North Fork Bank and Superior Savings of New England, N.A. are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

12

(e)          The minute books of North Fork and each of its Subsidiaries previously made available to Capital One contain true, complete and correct records of all meetings and other corporate actions held or taken since December 31, 2002 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

3.2          Capitalization. (a) The authorized capital stock of North Fork consists of 1,000,000,000 shares of North Fork Common Stock, of which, as of March 3, 2006 (the “North Fork Capitalization Date”), 462,106,577 shares were issued and outstanding, which includes all North Fork Restricted Shares outstanding as of the North Fork Capitalization Date, and 10,000,000 shares of preferred stock, par value $1.00 (“North Fork Preferred Stock”), of which, as of the North Fork Capitalization Date, no shares were issued and outstanding. As of the North Fork Capitalization Date, no more than 18,575,541 shares of North Fork Common Stock were held in North Fork’s treasury. As of the date hereof, no shares of North Fork Common Stock or North Fork Preferred Stock were reserved for issuance except for (i) 13,515,759 shares of North Fork Common Stock reserved for issuance upon the exercise of North Fork Stock Options pursuant to North Fork Stock Plans, (ii) shares of North Fork Common Stock reserved for issuance pursuant to the North Fork Option Agreement, (iii) 588,848 shares of North Fork Common Stock were reserved for issuance upon settlement of the North Fork Deferred Shares, and (iv) 2,271,435 shares of North Fork Common Stock reserved for issuance pursuant to its Dividend Reinvestment and Stock Purchase Plan. All of the issued and outstanding shares of North Fork Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of North Fork are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, the North Fork Option Agreement and North Fork Stock Plans, North Fork does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of North Fork Common Stock, Voting Debt or any other equity securities of North Fork or any securities representing the right to purchase or otherwise receive any shares of North Fork Common Stock, Voting Debt or any other equity securities of North Fork or any North Fork Subsidiary. As of the date of this Agreement, there are no contractual obligations of North Fork or any North Fork Subsidiary (x) to repurchase, redeem or otherwise acquire any shares of capital stock of North Fork or any equity security of North Fork or any North Fork Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of North Fork or any North Fork Subsidiary or (y) pursuant to which North Fork or any North Fork Subsidiary is or could be required to register shares of North Fork capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). North Fork has provided Capital One with a true, complete and correct list of the aggregate number of shares of North Fork Common Stock issuable upon the exercise of each stock option outstanding under North Fork Stock Plans as of the North Fork Capitalization Date and the exercise prices for such North Fork Stock Options. Since the North Fork Capitalization Date through the date hereof, North Fork has not (A) issued or repurchased any shares of North Fork Common Stock, North Fork Preferred Stock, Voting Debt or other equity securities of North Fork other than the issuance of shares of North Fork Common Stock in connection with the exercise of stock options to purchase North Fork Common Stock granted under North Fork Stock Plans that were outstanding on the North Fork Capitalization Date or (B) issued or

13

awarded any options, restricted shares or any other equity based awards under any of North Fork Stock Plans.

(b)          Except for any director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each North Fork Subsidiary are owned by North Fork, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such North Fork Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3          Authority; No Violation. (a) North Fork has full corporate power and authority to execute and deliver this Agreement and the Option Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously approved by the Board of Directors of North Fork. The Board of Directors of North Fork has determined that this Agreement and the Option Agreements and the transactions contemplated hereby and thereby are advisable and in the best interests of North Fork and its stockholders and has directed that this Agreement be submitted to North Fork’s stockholders for approval and adoption at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of North Fork Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of North Fork are necessary to approve this Agreement or the Option Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and the Option Agreements have been duly and validly executed and delivered by North Fork and (assuming due authorization, execution and delivery by Capital One) constitute the valid and binding obligations of North Fork, enforceable against North Fork in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b)          Neither the execution and delivery of this Agreement or the Option Agreements by North Fork nor the consummation by North Fork of the transactions contemplated hereby or thereby, nor compliance by North Fork with any of the terms or provisions of this Agreement or the Option Agreements, will (i) violate any provision of North Fork Certificate or North Fork By-laws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to North Fork, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of North Fork or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or

14

obligation to which North Fork or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4          Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications and notices, (ii) the filing of applications and notices, as applicable, with the New York State Banking Department (the “NYSBD”) and approval of such applications and notices, (iii) the filing of any required applications, filings or notices with any foreign, federal or state banking, insurance or other regulatory authorities and approval of such applications, filings and notices including in respect of North Fork’s mortgage business (the “Other Regulatory Approvals”), (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a Joint Proxy Statement in definitive form relating to the meetings of North Fork’s and Capital One’s respective stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Joint Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.6(e), (v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (vi) any notices to or filings with the Small Business Administration (the “SBA”), (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment companies, investment advisers or transfer agents and federal commodities laws relating to the regulation of futures commission merchants, commodity trading advisers, commodity pool operators or introducing brokers and the rules and regulations thereunder and of any securities or futures exchange or other applicable industry self-regulatory organization (“SRO”), or that are required under consumer finance, mortgage banking and other similar laws, (viii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (ix) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Capital One Common Stock pursuant to this Agreement and approval of listing of such Capital One Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with the consummation by North Fork of the Merger and the other transactions contemplated by this Agreement or the Option Agreements. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by North Fork of this Agreement or the Option Agreements.

3.5	Reports; Regulatory Matters.

(a)          North Fork and each North Fork Subsidiary has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2003 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Office of the Comptroller of the Currency, (iv) the NASD, (v) any state insurance commission or other state regulatory authority, including the NYSBD, (vi) the SEC, (vii) any foreign regulatory authority and (viii) any SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements

15

required to be filed by them since January 1, 2003, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of North Fork and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2003 or has pending any proceeding, enforcement action or, to the knowledge of North Fork, investigation into the business, disclosures or operations of North Fork or any North Fork Subsidiary. Since January 1, 2003, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of North Fork, investigation into the business, disclosures or operations of North Fork or any North Fork Subsidiary. There is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of North Fork or any North Fork Subsidiary. Since January 1, 2003, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of North Fork or any North Fork Subsidiary.

(b)          Neither North Fork nor any North Fork Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2003, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2003, has adopted any policies, procedures or board resolutions at the request or suggestion of any, Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “North Fork Regulatory Agreement”), nor has North Fork or any of its Subsidiaries been advised since January 1, 2003 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such North Fork Regulatory Agreement. To the knowledge of North Fork, as of the date hereof, there has not been any event or occurrence since January 1, 2004 that would result in a determination that either North Fork Bank or Superior Savings of New England, N.A. is not “well capitalized” and “well managed” as a matter of U.S. federal banking law.

(c)          North Fork has previously made available to Capital One an accurate and complete copy of (i) each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by North Fork since January 1, 2003 pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the date of this Agreement (the “North Fork SEC Reports”), (ii) each communication mailed by North Fork to its stockholders, in each case since January 1, 2003 and prior to the date of this Agreement, and (iii) a draft, dated March 7, 2006, of North Fork’s Annual Report on Form 10-K for the period ended December 31, 2005 (the “Draft 10-K”). North Fork will timely file with the SEC its Annual Report on Form 10-K for the period ended December 31, 2005 (the “2005 10-K”) and the 2005 10-K will not vary in any material respect from the Draft 10-K provided to Capital One by North Fork, except to the extent necessary to reflect this Agreement

16

and the Option Agreements and the transactions contemplated hereby and thereby. Neither any North Fork SEC Report or communication, at the time filed, furnished or communicated (in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained, nor will the 2005 10-K when filed contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all North Fork SEC Reports complied (and the 2005 10-K, when filed, will comply) as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of North Fork has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and all required certifications under such sections will be made with respect to the 2005 10-K.

3.6	Financial Statements.

(a)          The financial statements of North Fork and its Subsidiaries included (or incorporated by reference) in North Fork SEC Reports (including the related notes, where applicable, and including any preliminary financial results furnished to the SEC on Form 8-K) (and the 2005 10-K, when filed will) (i) have been prepared from, and are (in the case of the 2005 10-K, will be) in accordance with, the books and records of North Fork and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of North Fork and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied (in the case of the 2005 10-K, will comply) as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The financial statements contained in the 2005 10-K will not vary in any material respect from the financial statements included in the Draft 10-K, except for the inclusion of a subsequent events footnote with respect to this Agreement, the Option Agreements and the transactions contemplated hereby and thereby. The books and records of North Fork and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned or been dismissed as independent public accountants of North Fork as a result of or in connection with any disagreements with North Fork on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Neither North Fork nor any North Fork Subsidiary has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of North Fork included in its Quarterly Report on Form 10-Q for the period ended September 30, 2005 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2005 or in connection with this Agreement and the transactions contemplated hereby.

17

(c)          The records, systems, controls, data and information of North Fork and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of North Fork or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.6(c). North Fork (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to North Fork, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of North Fork by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to North Fork’s outside auditors and the audit committee of North Fork’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect North Fork’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in North Fork’s internal controls over financial reporting. These disclosures were made in writing by management to North Fork’s auditors and audit committee and a copy has previously been made available to Capital One. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          Since December 31, 2004, (i) through the date hereof, neither North Fork nor any of its Subsidiaries nor, to the knowledge of the officers of North Fork, any director, officer, employee, auditor, accountant or representative of North Fork or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of North Fork or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that North Fork or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing North Fork or any of its Subsidiaries, whether or not employed by North Fork or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by North Fork or any of its officers, directors, employees or agents to the Board of Directors of North Fork or any committee thereof or to any director or officer of North Fork.

3.7          Broker’s Fees. Neither North Fork nor any North Fork Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc. pursuant to the letter agreements between North Fork and Sandler O’Neill & Partners, L.P. and North Fork and Keefe, Bruyette & Woods, Inc, true, complete and correct copies of which have been previously delivered to Capital One.

3.8          Absence of Certain Changes or Events. (a) Since December 31, 2005, except as publicly disclosed by North Fork in the North Fork SEC Reports filed or furnished prior to the date hereof

18

or as disclosed in the Draft 10-K, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on North Fork. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Capital One, North Fork or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks or their holding companies generally except to the extent that any such changes have a materially disproportionate adverse effect on such party or (D) public disclosure of the transactions contemplated hereby), or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

(b)          Since December 31, 2004, through and including the date of this Agreement, except as publicly disclosed by North Fork in the North Fork SEC Reports filed or furnished prior to the date hereof or as disclosed in the Draft 10-K, North Fork and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c)          Since December 31, 2004, neither North Fork nor any North Fork Subsidiary has (i) except for (A) normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice, (B) as publicly disclosed by North Fork in North Fork SEC Reports filed or furnished prior to the date hereof or (C) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2004 (which amounts have been previously made available to Capital One), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Section 3.11 of the North Fork Disclosure Schedule, as in effect as of the date hereof ), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of North Fork Common Stock, any restricted shares of North Fork Common Stock or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under North Fork Stock Plans, (iii) changed any accounting methods, principles or practices of North Fork or its Subsidiaries affecting, its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (iv) suffered any strike, work stoppage, slow-down, or other labor disturbance.

3.9          Legal Proceedings. (a) Neither North Fork nor any North Fork Subsidiary is a party to any, and there are no pending or, to the best of North Fork’s knowledge, threatened, material

19

legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against North Fork or any of its Subsidiaries.

(b)          There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon North Fork, any of its Subsidiaries or the assets of North Fork or any of its Subsidiaries.

3.10       Taxes and Tax Returns. (a) Each of North Fork and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. The federal, state and local income Tax returns of North Fork and its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) and any applicable state and local tax authorities for all years to and including 2000 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under GAAP. There are no material disputes pending, or claims asserted, for Taxes or assessments upon North Fork or any of its Subsidiaries for which North Fork does not have reserves that are adequate under GAAP. Neither North Fork nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among North Fork and its Subsidiaries). Within the past five years, neither North Fork nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither North Fork nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by North Fork or any of its Subsidiaries. Section 3.10(a) of the North Fork Disclosure Schedule sets forth the aggregate balance of the reserve for bad debts described in Section 593(g)(A)(ii) of the Code and any similar provision under state or local laws and regulations of North Fork and its Subsidiaries as of December 31, 2005. Neither North Fork nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

(b)          As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(c)          As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental

20

entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes North Fork or any of its Subsidiaries.

3.11	Employee Matters.

(a)          Section 3.11 of the North Fork Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment for the benefit of any employee, former employee, director or former director of North Fork or any North Fork Subsidiary entered into, maintained or contributed to by North Fork or any North Fork Subsidiary or to which North Fork or any North Fork Subsidiary may have any liability with respect to current or former employees or directors of North Fork or any North Fork Subsidiary (such plans, programs, agreements and commitments, herein referred to as the “North Fork Benefit Plans”).

(b)          With respect to each North Fork Benefit Plan, North Fork has made available to Capital One true, complete and correct copies of the following (as applicable): (i) the written document evidencing such North Fork Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof, (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the IRS; (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or documents of any other funding arrangements, (vii) any written communications to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such North Fork Benefit Plan and (viii) all amendments, modifications or supplements to any such document.

(c)          North Fork and each North Fork Subsidiary has operated and administered each North Fork Benefit Plan in compliance with all applicable laws and the terms of each such plan. The terms of each North Fork Benefit Plan are in compliance with all applicable laws. Each North Fork Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code has received a favorable determination letter from the IRS to such effect and, to the knowledge of North Fork, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such North Fork Benefit Plan. There are no pending or, to the knowledge of North Fork, threatened or anticipated claims by, on behalf of or against any of the North Fork Benefit Plans or any assets thereof (other than routine claims for benefits). All contributions, premiums and other payments required to be made with respect to any North Fork Benefit Plan have been made on or before their due dates under applicable law and the terms of such North Fork Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any North Fork Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of North Fork included in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since September 30, 2005.

21

(d)          With respect to the North Fork Benefits Plans, neither North Fork nor any North Fork Subsidiary has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification or joint and several liability obligation), any liability under Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or any foreign law or regulation relating to employee benefit plans, and, to the knowledge of North Fork, no event, transaction or condition has occurred, exists or is reasonably expected to occur which could reasonably be expected to result in any such liability to North Fork, any North Fork Subsidiary or, after the Closing, to Capital One. With respect to each North Fork Benefit Plan which is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA): (i) no such plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code), and (ii) no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any such plan within the past 12 months.

(e)          Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of North Fork or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(f)           No payment made or to be made in respect of any employee or former employee of North Fork or any of its Subsidiaries is or will be nondeductible by reason of Section 162(m) of the Code.

(g)          Neither North Fork nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of North Fork or any of its Subsidiaries. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of North Fork, threatened and neither North Fork nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither North Fork nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of North Fork and its Subsidiaries are in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices or similar prohibited practices.

(h)          On or prior to the date hereof, North Fork has taken all necessary steps to ensure that (a) the maximum amount payable under or with respect to the North Fork Performance Plan (the “Performance Plan”) (inclusive of all tax gross-ups) is $50,000,000, and (b) none of John Kanas, John Bohlsen or Daniel Healy will receive any payments or awards under or in connection with the Performance Plan.

22

3.12       Compliance with Applicable Law. (a) North Fork and each North Fork Subsidiary holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to North Fork or any of its Subsidiaries.

(b)          North Fork and each North Fork Subsidiary has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of North Fork, any North Fork Subsidiary, or any director, officer or employee of North Fork or of any North Fork Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c)          Since the enactment of the Sarbanes-Oxley Act, North Fork has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Section 3.12(c) of North Fork Disclosure Schedule sets forth, as of December 30, 2005, a schedule of all officers and directors of North Fork who have outstanding loans from North Fork, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

3.13       Certain Contracts. (a) Neither North Fork nor any North Fork Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) which, upon execution of this Agreement or consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Capital One, North Fork, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee of North Fork or any Subsidiary thereof, (iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in North Fork SEC Reports filed prior to the date hereof or (iv) that materially restricts the conduct of any line of business by North Fork or, to the knowledge of North Fork, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13, whether or not set forth in North Fork Disclosure Schedule, is referred to as a “North Fork Contract,” and neither North Fork nor any of its Subsidiaries knows of, or has received notice of, any violation of any North Fork Contract by any of the other parties thereto.

(b)          (i) Each North Fork Contract is valid and binding on North Fork or its applicable Subsidiary and is in full force and effect, (ii) North Fork and each North Fork Subsidiary has in all material respects performed all obligations required to be performed by it to

23

date under each North Fork Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of North Fork or any of its Subsidiaries under any such North Fork Contract.

3.14       Risk Management Instruments. (a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, events or conditions (credit-related or otherwise) or any indexes, or any other similar transaction or combination of any of these transactions, and any collateralized debt obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any North Fork Stock Option.

(b)          All Derivative Transactions, whether entered into for the account of North Fork or any North Fork Subsidiary or for the account of a customer of North Fork or any North Fork Subsidiary, were duly authorized by North Fork and entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by North Fork and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of North Fork or a North Fork Subsidiary enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. North Fork and each applicable North Fork Subsidiary have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to North Fork’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(c)         Except as set forth in Section 3.14(c) of the North Fork Disclosure Schedule, as of January 1, 2003, no Derivative Transaction, were it to be a Loan held by North Fork or any North Fork Subsidiary, would be classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, or words of similar import (“North Fork Criticized Assets”). The financial position of North Fork and its Subsidiaries on a consolidated basis under or with respect to such Derivative Transaction has been reflected in the books and records of North Fork and such North Fork Subsidiary in accordance with GAAP consistently applied, and as of the date hereof, no open exposure of North Fork and of any North Fork Subsidiary with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $500,000.

3.15       Investment Securities and Commodities. (a) Each of North Fork and each North Fork Subsidiary has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of

24

business to secure obligations of North Fork or its Subsidiaries. Such securities and commodities are valued on the books of North Fork in accordance with GAAP in all material respects.

(b)          North Fork and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) which North Fork believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, North Fork has made available to Capital One in writing the material Policies, Practices and Procedures.

3.16       Loan Portfolio. (a) Section 3.16(a) of the North Fork Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of December 31, 2005, of all written or oral loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to North Fork or its Subsidiaries (collectively, “Loans”), other than “non-accrual” Loans, and (ii) the aggregate outstanding principal amount, as of December 31, 2005, of all “non-accrual” Loans. As of December 31, 2005, North Fork and its Subsidiaries, taken as a whole, did not have outstanding Loans and assets classified as “Other Real Estate Owned” with an aggregate then outstanding, fully committed principal amount in excess of that amount set forth on Section 3.16(a) of the North Fork Disclosure Schedule, net of specific reserves with respect to such Loans and assets, that were designated as of such date by North Fork as North Fork Criticized Assets. Section 3.16(a) of the North Fork Disclosure Schedule sets forth (A) a summary of North Fork Criticized Assets as of December 31, 2005, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loan and the amount of reserves with respect to each such category of Loans and (B) each asset of North Fork or any of its Subsidiaries that, as of December 31, 2005, is classified as “Other Real Estate Owned” and the book value thereof.

(b)          Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by North Fork or its Subsidiaries, and all such Loans purchased, administered or serviced by North Fork or its Subsidiaries (including Loans held for resale to investors), were made or purchased and are administered or serviced, as applicable, in accordance with customary lending standards of North Fork or its Subsidiaries, as applicable (and in the case of Loans held for resale to investors, the lending standards, if any, of such investors) and in accordance with applicable federal, state and local laws, regulations and rules. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and North Fork or its Subsidiaries has complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

(c)          None of the agreements pursuant to which North Fork or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans

25

contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d)          Each of North Fork and each North Fork Subsidiary, as applicable, is approved by and is in good standing (i) as a supervised mortgagee by the Department of Housing and Urban Development to originate and service Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association; (iii) by the Department of Veteran’s Affairs to originate and service VA loans; and (iv) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation to originate and service conventional residential mortgage Loans (each such entity being referred to herein as an “Agency” and, collectively, the “Agencies”).

(e)          None of North Fork or any of its Subsidiaries is now nor has it ever been since December 31, 2003 subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from any Agency or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. Neither North Fork nor any of its Subsidiaries has received any notice, nor does it have any reason to believe, that any Agency proposes to limit or terminate the underwriting authority of North Fork or any of its Subsidiaries or to increase the guarantee fees payable to any such Agency.

(f)           Each of North Fork and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(g)          To the knowledge of North Fork, each Loan included in a pool of Loans originated, acquired or serviced by North Fork or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the knowledge of North Fork, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

3.17       Property. North Fork or a North Fork Subsidiary (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in North Fork SEC Reports as being owned by North Fork or a North Fork Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “North Fork Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the

26

properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such North Fork SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “North Fork Leased Properties” and, collectively with the North Fork Owned Properties, the “North Fork Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to North Fork’s knowledge, the lessor. The North Fork Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the North Fork Real Property are in good operating condition and in a state of good working order, ordinary wear and tear excepted. There are no pending or, to the knowledge of North Fork, threatened condemnation proceedings against the North Fork Real Property. North Fork and its Subsidiaries are in compliance with all applicable health and safety related requirements for the North Fork Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

3.18       Intellectual Property. North Fork and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by North Fork and its Subsidiaries does not, to the knowledge of North Fork, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which North Fork or any North Fork Subsidiary acquired the right to use any Intellectual Property. No person is challenging, infringing on or otherwise violating any right of North Fork or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to North Fork or its Subsidiaries. Neither North Fork nor any North Fork Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by North Fork or any North Fork Subsidiary and no Intellectual Property owned and/or licensed by North Fork or any North Fork Subsidiary is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.19       Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of North Fork or any of its Subsidiaries arising under common law or

27

under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against North Fork or any of its Subsidiaries. To the knowledge of North Fork, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of North Fork or any of its Subsidiaries. Neither North Fork nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

3.20	Investment Adviser Subsidiaries; Funds; Clients.

(a)          For purposes of this Agreement, a “North Fork Advisory Entity” means, if applicable, North Fork and any of its Subsidiaries that provides investment management, investment advisory or sub-advisory services to any person (including management and advice provided to separate accounts and participation in wrap fee programs); “North Fork Advisory Contract” means each contract for such services provided by a North Fork Advisory Entity; “North Fork Advisory Client” means each party to a North Fork Advisory Contract other than the applicable North Fork Advisory Entity or any other advisory client of North Fork for purposes of the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Advisers Act”); “North Fork Fund Client” means each North Fork Advisory Client that is required to be registered as an investment company under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”); and “Sponsored” means, when used with respect to any North Fork Fund Client, any such North Fork Fund Client a majority of the officers of which are employees of North Fork or any North Fork Subsidiary or of which North Fork or any North Fork Subsidiary holds itself out as the sponsor.

(b)          Each Sponsored North Fork Fund Client and North Fork Advisory Entity (i) has since January 1, 2003 operated and is currently operating in compliance with all laws, regulations, rules, judgments, orders or rulings of any Governmental Entity applicable to it or its business and (ii) has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets as presently conducted. There is no action, suit, proceeding or investigation pending or, to the knowledge of North Fork, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals.

(c)          Each North Fork Advisory Entity has been and is in compliance with each North Fork Advisory Contract to which it is a party.

(d)          The accounts of each North Fork Advisory Client subject to ERISA have been managed by the applicable North Fork Advisory Entity in compliance with the applicable requirements of ERISA.

(e)          Neither North Fork nor any North Fork Advisory Entity nor any “affiliated person” (as defined in the Investment Company Act) of any of them is ineligible pursuant to

28

Section 9(a) or (b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; none of North Fork, any North Fork Advisory Entity or any “person associated with an investment advisor” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor; and none of North Fork, any North Fork Advisory Entity or any “associated person” (as defined in the Exchange Act) of any of them is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an associated person to a registered broker-dealer.

(f)           North Fork has made available to Capital One true, correct and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since January 1, 2004 by each North Fork Advisory Entity that is required to be registered as an investment adviser under the Investment Advisers Act, reflecting all amendments thereto to the date hereof (each, a “Form ADV”). The Forms ADV are in material compliance with the applicable requirements of the Investment Advisers Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2003, each North Fork Advisory Entity has made available to each North Fork Advisory Client its Form ADV to the extent required by the Investment Advisers Act.

(g)          North Fork has made available to Capital One true, correct and complete copies of all deficiency letters and inspection reports or similar documents furnished to North Fork by the SEC since January 1, 2003 and North Fork’s responses thereto, if any.

3.21	Broker-Dealer Subsidiaries.

(a)          Each North Fork Subsidiary that is a broker-dealer (a “Broker-Dealer Subsidiary”) is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in compliance in all material respects with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof. Each Broker-Dealer Subsidiary is a member in good standing with all required SROs and in compliance in all material respects with all applicable rules and regulations of such SROs. Each Broker-Dealer Subsidiary and registered representative is duly registered, licensed or qualified as a broker-dealer or registered representative under, and in compliance in all material respects with, the applicable laws and regulations of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing. There is no action, suit, proceeding or investigation pending or, to the knowledge of North Fork, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b)          North Fork has made available to Capital One true, correct and complete copies of each Broker-Dealer Subsidiary’s Uniform Application for Broker-Dealer Registration on Form BD filed since January 1, 2003, reflecting all amendments thereto to the date hereof (each, a “Form BD”). The Forms BD of the Broker-Dealer Subsidiaries are in compliance in all material respects with the applicable requirements of the Exchange Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or

29

necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)          None of the Broker-Dealer Subsidiaries nor any “associated person” thereof (i) is subject to a “statutory disqualification” as such terms are defined in the Exchange Act, or (ii) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act.

(d)          Subject to the foregoing, neither North Fork nor its Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any laws or regulations.

3.22       State Takeover Laws. The Board of Directors of North Fork has unanimously approved this Agreement and the North Fork Option Agreement and the transactions contemplated hereby and thereby as required to render inapplicable to this Agreement and the North Fork Option Agreement and the transactions contemplated hereby and thereby, the restrictions on “business combinations” set forth in Section 203 of the DGCL and, to the knowledge of North Fork, similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

3.23       Reorganization; Approvals. As of the date of this Agreement, North Fork (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.24       Opinions. Prior to the execution of this Agreement, North Fork has received opinions from each of Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc. to the effect that as of the date of each opinion and based upon and subject to the matters set forth in each such opinion, the Merger Consideration is fair to the stockholders of North Fork from a financial point of view. Such opinions have not been amended or rescinded as of the date of this Agreement. North Fork has provided Capital One with true, correct and complete copies of such opinions for informational purposes.

3.25       North Fork Information. The information relating to North Fork and its Subsidiaries that is provided by North Fork or its representatives for inclusion in the Joint Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency or Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to North Fork and other portions within the reasonable control of North Fork will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

30

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CAPITAL ONE

Subject to Section 9.2 and except as disclosed in the disclosure schedule (the “Capital One Disclosure Schedule”) delivered by Capital One to North Fork prior to the execution of this Agreement (which schedule sets forth, among other things, items, the disclosure of which is necessary or appropriate, either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Capital One’s covenants, provided, however, that disclosure in any section of such Capital One Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, and provided further that notwithstanding anything in this Agreement to the contrary, (i) no item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2), Capital One hereby represents and warrants to North Fork as follows:

4.1          Corporate Organization. (a) Capital One is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Capital One has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Capital One is duly registered as a bank holding company under the BHC Act and is a financial holding company pursuant to Section 4(l) of the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Amended Restated Certificate of Incorporation, as amended (the “Capital One Certificate”), and Amended Restated Bylaws of Capital One, as amended (the “Capital One By-laws”), as in effect as of the date of this Agreement, have previously been made available to North Fork.

(b)          Each Capital One Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.

4.2          Capitalization. (a) The authorized capital stock of Capital One consists of 1,000,000,000 shares of Capital One Common Stock, of which, as of February 28, 2006 (the “Capital One Capitalization Date”), 303,855,515 shares were issued and outstanding, and 50,000,000 shares of preferred stock, $0.01 par value (the “Capital One Preferred Stock”), of which, as of the Capital One Capitalization Date, no shares were issued and outstanding. As of the Capital One Capitalization Date, no more than 2,027,885 shares of Capital One Common Stock were held in Capital One’s treasury. As of the Capital One Capitalization Date, no shares of Capital One Common Stock or Capital One Preferred Stock were reserved for issuance, except for (i)

31

4,558,820 shares of Capital One Common Stock reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of Capital One in effect as of the date of this Agreement (the “Capital One Stock Plans”), (ii) shares of Capital One Common Stock reserved for issuance pursuant to the Capital One Option Agreement, (iii) 1,196,240 shares of Capital One Common Stock reserved for issuance pursuant to Capital One Financial Corporation 2002 Associate Stock Purchase Plan and (iv) 11,087,688 shares of Capital One Common Stock reserved for issuance pursuant to the 1997 Dividend Reinvestment and Stock Purchase Plan and 2002 Dividend Reinvestment and Stock Purchase Plan. All of the issued and outstanding shares of Capital One Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Capital One is issued or outstanding. As of the Capital One Capitalization Date, except pursuant to this Agreement, the Capital One Option Agreement, the Capital One Stock Plans, and stock repurchase plans entered into by Capital One from time to time, Capital One does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Capital One Common Stock, Voting Debt or any other equity securities of Capital One or any securities representing the right to purchase or otherwise receive any shares of Capital One Common Stock, Voting Debt or other equity securities of Capital One. The shares of Capital One Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)          Except for director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Capital One Subsidiary are owned by Capital One, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such Capital One Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3          Authority; No Violation. (a) Capital One has full corporate power and authority to execute and deliver this Agreement and the Option Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously approved by the Board of Directors of Capital One. The Board of Directors of Capital One has determined that this Agreement and the Option Agreements and the transactions contemplated hereby and thereby are advisable and in the best interests of Capital One and its stockholders and has directed that this Agreement be submitted to Capital One’s stockholders for approval and adoption at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Capital One Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Capital One are necessary to approve this Agreement or the Option Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement

32

and the Option Agreements have been duly and validly executed and delivered by Capital One and (assuming due authorization, execution and delivery by North Fork) constitute the valid and binding obligations of Capital One, enforceable against Capital One in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b)          Neither the execution and delivery of this Agreement or the Option Agreements by Capital One, nor the consummation by Capital One of the transactions contemplated hereby or thereby, nor compliance by Capital One with any of the terms or provisions of this Agreement or the Option Agreements, will (i) violate any provision of the Capital One Certificate or the Capital One By-laws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Capital One, any Capital One Subsidiary or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Capital One or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Capital One or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4          Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (ii) the filing of applications and notices, as applicable, with the NYSBD and approval of such applications and notices, (iii) the Other Regulatory Approvals, (iv) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.6(e), (v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (vi) any notices to or filings with the SBA, (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NYSE, or that are required under consumer finance, mortgage banking and other similar laws, (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Capital One Common Stock pursuant to this Agreement and approval of listing of such Capital One Common Stock on the NYSE, and (ix) any notices or filings under the HSR Act, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Capital One of the Merger and the other transactions contemplated by this Agreement or the Option Agreements. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Capital One of this Agreement or the Option Agreements.

4.5	Reports; Regulatory Matters.

33

(a)          Capital One and each Capital One Subsidiary has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2003 with the Regulatory Agencies or any Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2003, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Capital One and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2003 or has pending any proceeding, enforcement action or, to the knowledge of Capital One, investigation into the business, disclosures or operations of Capital One or any of its Subsidiaries. Since January 1, 2003, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Capital One, investigation into the business, disclosures or operations of Capital One or any of its Subsidiaries. There is no unresolved violation, criticism, or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of Capital One or any of its Subsidiaries. Since January 1, 2003 there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Capital One or any of its Subsidiaries.

(b)          Neither Capital One nor any Capital One Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2003, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2003, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Capital One Regulatory Agreement”), nor has Capital One or any of its Subsidiaries been advised since January 1, 2003, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Capital One Regulatory Agreement.

(c)          Capital One has previously made available to North Fork an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Capital One pursuant to the Securities Act or the Exchange Act and prior to the date of this Agreement (the “Capital One SEC Reports”) and (ii) communication mailed by Capital One to its stockholders, in each case since January 1, 2003 and prior to the date of this Agreement. No such Capital One SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that

34

information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Capital One SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Capital One has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.6	Financial Statements.

(a)          The financial statements of Capital One and its Subsidiaries included (or incorporated by reference) in the Capital One SEC Reports (including the related notes, where applicable, and including any preliminary financial results furnished to the SEC on Form 8-K) (i) have been prepared from, and are in accordance with, the books and records of Capital One and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Capital One and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Capital One and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP has not resigned or been dismissed as independent public accountants of Capital One as a result of or in connection with any disagreements with Capital One on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Neither Capital One nor any Capital One Subsidiary has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Capital One included in its Annual Report on Form 10-K for the period ended December 31, 2005 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005 or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of Capital One and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Capital One or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6(c). Capital One (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Capital One, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Capital One by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Capital One’s outside auditors and the audit

35

committee of Capital One’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Capital One’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Capital One’s internal controls over financial reporting. These disclosures were made in writing by management to Capital One’s auditors and audit committee and a copy has previously been made available to North Fork. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          Since December 31, 2005, (x) through the date hereof, neither Capital One nor any of its Subsidiaries nor, to the knowledge of the officers of Capital One, any director, officer, employee, auditor, accountant or representative of Capital One or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Capital One or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Capital One or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Capital One or any of its Subsidiaries, whether or not employed by Capital One or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Capital One or any of its officers, directors, employees or agents to the Board of Directors of Capital One or any committee thereof or to any director or officer of Capital One.

4.7          Broker’s Fees. Neither Capital One nor any Capital One Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than J.P. Morgan Securities Inc. and Citigroup Global Markets Inc.

4.8          Absence of Certain Changes or Events. (a) Since December 31, 2005, except as publicly disclosed by Capital One in the Capital One SEC Reports filed or furnished prior to the date hereof, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on Capital One.

(b)          Since December 31, 2005 through and including the date of this Agreement, except as publicly disclosed by Capital One in the Capital One SEC Reports filed or furnished prior to the date hereof, Capital One and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

4.9          Legal Proceedings. (a) Neither Capital One nor any Capital One Subsidiary is a party to any, and there are no pending or, to the best of Capital One’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Capital One or any of its Subsidiaries.

36

(b)          There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Capital One, any of its Subsidiaries or the assets of Capital One or any of its Subsidiaries.

4.10       Taxes and Tax Returns. Each of Capital One and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Capital One or any of its Subsidiaries for which Capital One does not have reserves that are adequate under GAAP.

4.11       Compliance with Applicable Law. (a) Capital One and each Capital One Subsidiary hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Capital One or any of its Subsidiaries.

(b)          Capital One and each Capital One Subsidiary has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Capital One, any Capital One Subsidiary, or any director, officer or employee of Capital One or of any Capital One Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c)          Since the enactment of the Sarbanes-Oxley Act, Capital One has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Section 4.11(c) of the Capital One Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Capital One who have outstanding loans from Capital One, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.12       Intellectual Property. Capital One and each of Capital One Subsidiary owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by Capital One and each Capital One Subsidiary does not, to the knowledge of Capital One, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Capital One or any Capital One Subsidiary acquired the right to use any Intellectual Property. No person is challenging, infringing on or otherwise

37

violating any right of Capital One or any Capital One Subsidiary with respect to any Intellectual Property owned by and/or licensed to Capital One or its Subsidiaries. Neither Capital One nor any Capital One Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by Capital One or any Capital One Subsidiary and no Intellectual Property owned and/or licensed by Capital One or any Capital One Subsidiary is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

4.13       Certain Contracts. (a) Neither Capital One nor any Capital One Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Capital One SEC Reports filed prior to the date hereof or (ii) that materially restricts the conduct of any line of business by Capital One or, to the knowledge of Capital One, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage. Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a), whether or not set forth in the Capital One Disclosure Schedule, is referred to as a “Capital One Contract,” and neither Capital One nor any of its Subsidiaries knows of, or has received notice of, any violation of any Capital One Contract by any of the other parties thereto.

(b)          (i) Each Capital One Contract is valid and binding on Capital One or its applicable Subsidiary and is in full force and effect, (ii) Capital One and each Capital One Subsidiary has in all material respects performed all obligations required to be performed by it to date under each the Capital One Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Capital One or any of its Subsidiaries under any such Capital One Contract.

4.14       Risk Management Instruments. All Derivative Transactions (which for the avoidance of doubt shall not include any Capital One Stock Option), whether entered into for the account of Capital One or any Capital One Subsidiary or for the account of a customer of Capital One or any Capital One Subsidiary, were duly authorized and entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Capital One and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of Capital One or a Capital One Subsidiary enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. Capital One and each applicable Capital One Subsidiary have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Capital One’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

38

4.15       Investment Securities and Commodities. (a) Each of Capital One and each Capital One Subsidiary has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Capital One or its Subsidiaries. Such securities and commodities are valued on the books of Capital One in accordance with GAAP in all material respects.

(b)          Capital One and its Subsidiaries and their respective businesses employ Policies, Practices and Procedures which Capital One believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, Capital One has made available to North Fork in writing the material Policies, Practices and Procedures.

4.16       Property. Capital One or a Capital One Subsidiary (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Capital One SEC Reports as being owned by Capital One or a Capital One Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Capital One Owned Properties”), free and clear of all Liens of any nature whatsoever, except Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Capital One SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Capital One Leased Properties” and, collectively with the Capital One Owned Properties, the “Capital One Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Capital One knowledge, the lessor. The Capital One Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Capital One Real Property are in good operating condition and in a state of good working order, ordinary wear and tear excepted. There are no pending or, to the knowledge of North Fork, threatened condemnation proceedings against the Capital One Real Property. Capital One and its Subsidiaries are in compliance with all applicable health and safety related requirements for the Capital One Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

4.17       Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of Capital One or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against Capital One or any of its Subsidiaries. To the knowledge of Capital One, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of Capital One or any of its Subsidiaries. Neither Capital One nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any

39

Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

4.18       Reorganization; Approvals. As of the date of this Agreement, Capital One (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.19       Opinion. Prior to the execution of this Agreement, Capital One has received an opinion from J.P. Morgan Securities Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to Capital One from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.20       Capital One Information. The information relating to Capital One and its Subsidiaries that is provided by Capital One or its representatives for inclusion in the Joint Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to Capital One and other portions within the reasonable control of Capital One will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1          Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of the other party, during the period from the date of this Agreement to the Effective Time, each of North Fork and Capital One shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either North Fork or Capital One to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

5.2          North Fork Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the North Fork Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, North Fork shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Capital One:

40

(a)          other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds, securitizations, sales of certificates of deposit and entering into repurchase agreements);

(b)	(i)	adjust, split, combine or reclassify any of its capital stock;

(ii)          make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends at a rate not in excess of $0.25 per share of North Fork Common Stock with record dates and payment dates consistent with the prior year (provided that if the Closing is scheduled to occur on September 29, 2006 or after December 15, 2006 (but prior to the normal record date for North Fork’s dividend normally payable in January), North Fork may accelerate the record date (but not the payment date, which shall be consistent with past practice) for the dividend normally payable in October (in the case of a Closing on September 29, 2006) and January (in the case of a Closing after December 15, 2006) to the trading day immediately prior to the Closing Date), (B) dividends paid by any of the Subsidiaries of North Fork to North Fork or to any of its wholly owned Subsidiaries, and (C) the acceptance of shares of North Fork Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the exercise of North Fork Options or the vesting of North Fork Restricted Shares or North Fork Deferred Shares granted under a North Fork Stock Plan, in each case in accordance with past practice and the terms of the applicable North Fork Stock Plan and related award agreements);

(iii)        grant any stock options, restricted shares or other equity-based award with respect to shares of North Fork Common Stock under any of North Fork Stock Plans or otherwise (whether such awards are settled in cash, North Fork Common Stock or otherwise), or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than grants of stock options to newly hired employees of North Fork in the ordinary course of business consistent with past practice under the North Fork Stock Plans subject to the terms set forth on Section 5.2(b) of the North Fork Disclosure Schedule; or

(iv)         issue any additional shares of capital stock or other securities except pursuant to the exercise of stock options or settlement of North Fork Deferred Shares granted under a North Fork Stock Plan that are outstanding as of the date of this Agreement, pursuant to the North Fork Option Agreement or issued thereafter in compliance with this Agreement;

(c)          except as required by applicable law or the terms of any North Fork Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of North Fork, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, benefits or incentive compensation or incentive compensation opportunities of any employee of North

41

Fork or any of its Subsidiaries, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any employee of North Fork or any of its Subsidiaries or (ii) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment, agreement or arrangement or amend any existing North Fork Benefit Plan;

(d)          sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;

(e)          enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(f)           except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(g)          take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(h)          amend its certificate of incorporation or bylaws, or otherwise take any action to exempt any person or entity (other than Capital One or its Subsidiaries) or any action taken by any person or entity from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(i)           other than in prior consultation with Capital One, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j)           commence or settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practice;

(k)          take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(l)           implement or adopt any change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

42

(m)         file any application to establish, or to relocate or terminate the operations of, any banking office of North Fork or any North Fork Subsidiary;

(n)          file or amend any Tax Return other than in the ordinary course of business, make or change any material Tax election, or settle or compromise any material Tax liability; or

(o)          agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3          Capital One Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of North Fork, during the period from the date of this Agreement to the Effective Time, Capital One shall not, and shall not permit any Capital One Subsidiary to, (a) amend, repeal or otherwise modify any provision of the Capital One Certificate or the Capital One By-laws in a manner that would adversely affect North Fork, the stockholders of North Fork or the transactions contemplated by this Agreement, (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, (d) enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity, or, except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, in any case to the extent such action would be reasonably expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement; or (f) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1          Regulatory Matters. (a) Capital One and North Fork shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Capital One and North Fork shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Capital One and North Fork shall thereafter mail or deliver the Joint Proxy Statement to its respective stockholders. Capital One shall file the opinion described in Section 7.3(c) on a post-effective amendment to the Form S-4. Capital One shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and North Fork shall furnish all information concerning North Fork and the holders of North Fork Common Stock as may be reasonably requested in connection with any such action.

43

(b)          The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or Governmental Entities. North Fork and Capital One shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to North Fork or Capital One, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Capital One to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities, that would reasonably be expected to have a material adverse effect (measured on a scale relative to North Fork) on either Capital One or North Fork (a “Materially Burdensome Regulatory Condition”).

(c)          Each of Capital One and North Fork shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Capital One, North Fork or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d)          Each of Capital One and North Fork shall promptly advise the other upon receiving any communication from any Regulatory Agency or Governmental Entity consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Capital One Requisite Regulatory Approval or North Fork Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

(e)          North Fork shall cooperate with such reasonable requests as may be made by Capital One with respect to any post-Closing reorganization of Capital One’s and North Fork’s Subsidiaries, including filing prior to the Closing such applications with Regulatory Agencies or Governmental Entities as may be necessary or desirable in connection with any such reorganization.

6.2          Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of North Fork and Capital One shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel,

44

advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by North Fork, information concerning Capital One that is reasonably related to the prospective value of Capital One Common Stock or to Capital One’s ability to consummate the transactions contemplated hereby). Neither North Fork nor Capital One, nor any of its Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of March 7, 2006 (the “Confidentiality Agreement”).

(c)          No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3          Stockholder Approvals. Each of North Fork and Capital One shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite stockholder approvals required in connection with this Agreement and the Merger, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of North Fork and Capital One shall use its reasonable best efforts to obtain from its respective stockholders the stockholder vote in favor of the approval and adoption of this Agreement required to consummate the transactions contemplated by this Agreement. Each of North Fork and Capital One agree that they have an unqualified obligation to submit this Agreement to their respective stockholders at their respective stockholder meetings.

6.4          Affiliates. North Fork shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of North Fork to deliver to Capital One, as soon as practicable after the date of this Agreement, and prior to the date of the meeting of North Fork stockholders to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit A.

6.5          NYSE Listing. Capital One shall cause the shares of Capital One Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6          Employee Matters. (a) For the one-year period following the Effective Time, Capital One shall, or shall cause its applicable Subsidiaries to, provide to those individuals actively

45

employed by North Fork or one of its Subsidiaries as of the Effective Time (collectively, the “Covered Employees”) with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage provided to such Covered Employees and the aggregate employee benefits and annual bonus opportunities provided to such Covered Employees under the North Fork Benefit Plans as in effect immediately prior to the Effective Time; provided that nothing herein shall limit the right of Capital One or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require Capital One or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination.

(b)        To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Capital One or any of its Subsidiaries, other than North Fork or its Subsidiaries, Capital One shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with North Fork or its Subsidiaries for purposes of eligibility and vesting and, except under defined benefit pension plans, benefit accrual under such employee benefit plan of Capital One or any of its Subsidiaries to the same extent such service was recognized immediately prior to the Effective Time under a comparable North Fork Benefit Plan in which such Covered Employee was a participant immediately prior to the Effective Time or, if there is no such comparable benefit plan, to the same extent such service was recognized under the North Fork 401(k) plan immediately prior to the Effective Time, provided that such recognition of service shall not operate to duplicate any benefits payable to the Covered Employee with respect to the same period of service, and (ii) with respect to any health, dental or vision plan of Capital One or any of its Subsidiaries (other than North Fork and its Subsidiaries) in which any Covered Employee is eligible to participate in the plan year that includes the year in which such Covered Employee is eligible to participate, (x) cause any pre-existing condition limitations under such Capital One or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the North Fork Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any medical or other health expenses incurred by such Covered Employee in the year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Capital One or any of its Subsidiaries.

(c)         From and after the Effective Time, Capital One shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof as permitted under Section 5.2, each employment agreement and change in control agreement listed on Section 3.11 of the North Fork Disclosure Schedule and the obligations of North Fork and its Subsidiaries as of the Effective Time under the Performance Plan and each deferred compensation plan or agreement listed on Section 3.11 of the North Fork Disclosure Schedule; provided, that, nothing herein will prevent Capital One from amending any such agreement or plan in accordance with its terms, including such amendments as may be necessary to avoid the imposition of a Tax under Section 409A of the Code. Capital One agrees to take all action necessary to effectuate and satisfy the obligations set forth in Section 6.6(c) of the North Fork Disclosure Schedule.

6.7	Indemnification; Directors’ and Officers’ Insurance.

46

(a)          In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of North Fork or any North Fork Subsidiary or who is or was serving at the request of North Fork or any North Fork Subsidiary as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of North Fork or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or by-laws (or comparable organizational documents), and any existing indemnification agreements set forth in Section 6.7 of North Fork Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time or taken at the request of Capital One pursuant to Section 6.8 hereof, it being understood that nothing in this sentence shall require any amendment to the certificate of incorporation or by-laws of the Surviving Corporation.

(b)          From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of North Fork or any Subsidiary of North Fork, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Capital One pursuant to Section 6.8 hereof.

(c)          Capital One shall cause the individuals serving as officers and directors of North Fork or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by North Fork (provided that Capital One may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Capital One be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by North Fork (which current amount is set forth in Section 6.7 of the North Fork Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if Capital One is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Capital One shall obtain as much comparable insurance as is available for the Insurance Amount.

47

(d)          The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.8          Additional Agreements. (a)   Subject to the terms and conditions of this Agreement, each of North Fork and Capital One agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger. Without limiting the generality of the foregoing, North Fork shall use reasonable best efforts to comply with any reasonable request made by Capital One from time to time in connection with Capital One’s financing of the Cash Component.

(b)          In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Capital One, on the one hand, and a Subsidiary of North Fork, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Capital One’s sole expense, take all such necessary action as may be reasonably requested by Capital One.

6.9          Advice of Changes. Each of Capital One and North Fork shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.10       Exemption from Liability Under Section 16(b). Prior to the Effective Time, Capital One and North Fork shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of North Fork Common Stock or conversion of any derivative securities in respect of such shares of North Fork Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom, LLP.

6.11	No Solicitation.

(a)          None of North Fork, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of North Fork or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, without

48

limitation, by way of a tender offer) or similar transactions involving North Fork or any of its Subsidiaries that, if consummated, would constitute a North Fork Alternative Transaction (any of the foregoing inquiries or proposals, including the indication of any intention to propose any of the foregoing, being referred to herein as a “North Fork Alternative Proposal”), (ii) participate in any discussions or negotiations regarding a North Fork Alternative Transaction or (iii) enter into any agreement regarding any North Fork Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of North Fork shall be permitted, prior to the meeting of North Fork stockholders to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.11 and to first entering into an agreement with the person proposing such North Fork Alternative Proposal on terms substantially similar to, and no less favorable to North Fork than, those contained in the Confidentiality Agreement, to consider and participate in discussions with respect to a bona fide North Fork Alternative Proposal received by North Fork, if and only to the extent that the Board of Directors of North Fork reasonably determines in good faith after consultation with outside legal counsel that failure to do so would cause it to violate its fiduciary duties.

As used in this Agreement, “North Fork Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons) (other than Capital One or its affiliates) directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of North Fork or any of its Subsidiaries or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to a merger of North Fork or any of its Subsidiaries whether from North Fork or any of its Subsidiaries or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving North Fork or any of its Subsidiaries (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) (other than Capital One or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of North Fork and securities of the entity surviving any merger or business combination including any of North Fork’s Subsidiaries) of North Fork, or any of its Subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of North Fork and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving North Fork or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

(b)          North Fork shall notify Capital One promptly (but in no event later than 24 hours) after receipt of any North Fork Alternative Proposal, or any material modification of or material amendment to any North Fork Alternative Proposal, or any request for nonpublic information relating to North Fork or any of its Subsidiaries or for access to the properties, books or records of North Fork or any Subsidiary by any Person or entity that informs the Board of Directors of North Fork or any Subsidiary that it is considering making, or has made, a North Fork Alternative Proposal. Such notice to Capital One shall be made orally and in writing, and shall indicate the identity of the Person making the North Fork Alternative Proposal or intending to make or considering making a North Fork Alternative Proposal or requesting non-public information or access to the books and records of North Fork or any Subsidiary, and the material terms of any such North Fork Alternative Proposal or modification or amendment to a North Fork Alternative Proposal. North Fork shall keep Capital One fully informed, on a current basis,

49

of any material changes in the status and any material changes or modifications in the terms of any such North Fork Alternative Proposal, indication or request. North Fork shall also promptly, and in any event within 24 hours, notify Capital One, orally and in writing, if it enters into discussions or negotiations concerning any North Fork Alternative Proposal in accordance with Section 6.11(a).

(c)          North Fork and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than each other) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than the other party hereto who have been furnished confidential information regarding itself in connection with the solicitation of or discussions regarding a North Fork Alternative Proposal, as the case may be, within the 12 months prior to the date hereof promptly to return or destroy such information. North Fork agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which North Fork or any of its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make a North Fork Alternative Proposal.

(d)          Nothing contained in this Section 6.11 shall prohibit North Fork or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

6.12       Directorships. Capital One shall take such actions as may be reasonably required to appoint, effective as of the Effective Time, the President and Chief Executive Officer of North Fork to the Board of Directors of the Surviving Corporation, appointed to the class of directors with its term expiring at the 2009 Annual Meeting of Capital One stockholders, and, to the extent so required, shall increase the size of the Capital One Board of Directors to permit the appointment of such individual.

6.13       Restructuring Efforts. If either North Fork or Capital One shall have failed to obtain the requisite vote or votes of its stockholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its stockholders or at any adjournment or postponement thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration, or the Tax treatment of the Merger, in a manner adverse to such party or its stockholders) and to resubmit the transaction to their respective stockholders for approval.

ARTICLE VII

CONDITIONS PRECEDENT

7.1          Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

50

(a)          Stockholder Approval. This Agreement shall have been approved and adopted by the requisite affirmative vote of the holders of North Fork Common Stock entitled to vote thereon and by the requisite affirmative vote of the holders of Capital One Common Stock entitled to vote thereon.

(b)          NYSE Listing. The shares of Capital One Common Stock to be issued to the holders of North Fork Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)          Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2          Conditions to Obligations of Capital One. The obligation of Capital One to effect the Merger is also subject to the satisfaction, or waiver by Capital One, at or prior to the Effective Time, of the following conditions:

(a)          Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of North Fork set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Capital One shall have received a certificate signed on behalf of North Fork by the Chief Executive Officer or the Chief Financial Officer of North Fork to the foregoing effect.

(b)          Performance of Obligations of North Fork. North Fork shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Capital One shall have received a certificate signed on behalf of North Fork by the Chief Executive Officer or the Chief Financial Officer of North Fork to such effect.

(c)          Federal Tax Opinion. Capital One shall have received the opinion of its counsel, Cleary Gottlieb Steen & Hamilton LLP, in form and substance reasonably satisfactory to Capital One, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of North Fork and Capital One.

51

(d)          Regulatory Approvals. All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Capital One Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.3          Conditions to Obligations of North Fork. The obligation of North Fork to effect the Merger is also subject to the satisfaction or waiver by North Fork at or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Capital One set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and North Fork shall have received a certificate signed on behalf of Capital One by the Chief Executive Officer or the Chief Financial Officer of Capital One to the foregoing effect.

(b)          Performance of Obligations of Capital One. Capital One shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and North Fork shall have received a certificate signed on behalf of Capital One by the Chief Executive Officer or the Chief Financial Officer of Capital One to such effect.

(c)          Federal Tax Opinion. North Fork shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to North Fork, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of North Fork and Capital One.

(d)          Regulatory Approvals. All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “North Fork Requisite Regulatory Approvals”).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1          Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of North Fork or Capital One:

52

(a)          by mutual consent of North Fork and Capital One in a written instrument authorized by the boards of directors of North Fork and Capital One, as determined by a vote of a majority of the members of each respective entire board of directors;

(b)          by either North Fork or Capital One, if any Governmental Entity that must grant a Capital One Requisite Regulatory Approval or a North Fork Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c)          by either North Fork or Capital One, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)          by either Capital One or North Fork (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of North Fork, in the case of a termination by Capital One, or Capital One, in the case of a termination by North Fork, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e)          by Capital One, if (i) North Fork shall have materially breached its obligations under Section 6.3 or Section 6.11, or (ii) the Board of Directors of North Fork shall have (A) failed to recommend in the Joint Proxy Statement the adoption of the agreement of merger set forth in this Agreement, (B) publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Capital One, its recommendation that its stockholders approve or adopt this Agreement or (C) recommended any North Fork Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof;

(f)           by North Fork, if Capital One shall have materially breached its obligations under Section 6.3; or

(g)          by either Capital One or North Fork, if its Board of Directors determines in good faith by a majority vote that the other party has substantially engaged in bad faith in breach of its obligations under Section 6.13 of this Agreement.

The party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

53

8.2          Effect of Termination. In the event of termination of this Agreement by either North Fork or Capital One as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of North Fork, Capital One, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.3, 9.4, 9.5, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) neither North Fork nor Capital One shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement. Notwithstanding the foregoing, in the event of any termination of this Agreement, each of the Option Agreements shall remain in full force and effect to the extent provided therein.

8.3          Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by North Fork and Capital One, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.4          Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of North Fork and Capital One; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of North Fork or Capital One, as the case may be, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5          Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1          Closing. On the terms and subject to the conditions set forth in this Agreement, a closing (the “Closing”) shall take place at 10:00 a.m. on September 29, 2006 at a place to be specified by the parties, provided that if on such date the conditions set forth in Article VII have not been satisfied or waived (subject to applicable law) (other than those conditions that by their nature are to be satisfied or waived at the Closing, but in all cases subject to satisfaction thereof), the Closing shall take place at 10:00 a.m. on October 31, 2006 if such conditions are satisfied or waived (in accordance with applicable law) on such date or, if such conditions are not so

54

satisfied or waived on such date, the second business day immediately thereafter following the date on which such conditions have been so satisfied or waived. The date on which the Closing actually occurs is referred to herein as the “Closing Date”. The Effective Time of the Merger shall be determined in accordance with Section 1.2. If the Effective Time of the Merger would otherwise be during the two weeks immediately prior to the end of a fiscal quarter of Capital One, then Capital One may postpone the Closing Date until the first full week after the end of that fiscal quarter.

9.2          Standard. No representation or warranty of North Fork contained in Article III or of Capital One contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of North Fork, or Article IV, in the case of Capital One, has had or would be reasonably likely to have a Material Adverse Effect with respect to North Fork or Capital One, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a) shall be deemed untrue and incorrect if not true and correct except to an immaterial (relative to Section 3.2(a) taken as a whole) extent, (y) Sections 3.2(b), 3.3(a), 3.3(b)(i), 3.7 and 3.24, in the case of North Fork, and Sections 4.2, 4.3(a), 4.3(b)(i), 4.7 and 4.19, in the case of Capital One, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a), in the case of North Fork, and 4.8(a), in the case of Capital One, shall be deemed untrue and incorrect if not true and correct in all respects.

9.3          Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4          Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to North Fork, to:

North Fork Bancorporation, Inc.

275 Broadhollow Road

Melville, New York 11747

Attention: Daniel M. Healy,

Executive Vice President and Chief Financial Officer

Facsimile: (631) 531-2759

55

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street, New York, New York 10019
Attention: Edward D. Herlihy, Esq.
Facsimile: (212) 403-2000
and

if to Capital One, to:

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Attention: John G. Finneran, Jr.,

Executive Vice President and General Counsel

Facsimile: (703) 720-1094

with a copy to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Victor I. Lewkow, Esq. and Christopher E. Austin, Esq.
Facsimile: (212) 225-3999

9.5          Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” North Fork Disclosure Schedule and the Capital One Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.6          Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7          Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement and the Option Agreements, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement and the Option Agreements.

56

9.8          Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles, except to the extent that the DGCL applies. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in New York County, New York. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.9          Publicity. Neither North Fork nor Capital One shall, and neither North Fork nor Capital One shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Capital One, in the case of a proposed announcement or statement by North Fork, or North Fork, in the case of a proposed announcement or statement by Capital One; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.

9.10       Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Remainder of Page Intentionally Left Blank

57

IN WITNESS WHEREOF, North Fork and Capital One have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NORTH FORK BANCORPORATION, INC.

By:	/s/ John Adam Kanas
Name:	John Adam Kanas
Title:	Chairman of the Board, President and
Chief Executive Officer

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Richard D. Fairbank
Name:	Richard D. Fairbank
Title:	Chairman, Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger

Exhibit A

[Stock Option Agreement, between North Fork as Issuer and Capital One as Grantee]

Exhibit B

[Stock Option Agreement, between Capital One as Issuer and North Fork as Grantee]

Exhibit C

Form of Affiliate Letter

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of North Fork Bancorporation, Inc., a Delaware corporation (“North Fork”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of March 12, 2006 (the “Merger Agreement”), by and between Capital One Financial Corporation, a Delaware corporation (“Capital One”), and North Fork, North Fork shall be merged with and into Capital One (the “Merger”). All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

I represent, warrant and covenant to Capital One that in the event I receive any Capital One Common Stock as a result of the Merger:

I shall not make any sale, transfer or other disposition of Capital One Common Stock in violation of the Act or the Rules and Regulations.

I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Capital One Common Stock to the extent I believed necessary with my counsel or counsel for North Fork.

I have been advised that the issuance of Capital One Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of North Fork I may be deemed to have been an affiliate of North Fork and the distribution by me of Capital One Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Capital One Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Capital One, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

I understand that Capital One is under no obligation to register the sale, transfer or other disposition of Capital One Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

I also understand that stop transfer instructions will be given to Capital One’s transfer agents with respect to Capital One Common Stock and that there will be placed on the certificates for Capital One Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

I also understand that unless the transfer by me of my Capital One Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Capital One reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to Capital One’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Effective Date and the provisions of such Rule are then available to me; or (C) I shall have delivered to Capital One (i) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Capital One, or other evidence reasonably satisfactory to Capital One, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Securities Act or (ii) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration under the Securities Act.

I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of North Fork as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

By:
Name:

Accepted this [___] day of

[__________], 2006

Capital One Financial Corporation

By:

Name:

Title: